CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 20-F of our report dated October 17, 2014 relating to the consolidated financial statements of Snipp Interactive Inc. for the years ended December 31, 2013 and 2012 and to the reference to our firm under the heading “Statement by Experts” in this Amendment to the Registration Statement on Form 20-F.

Signed:

/S/ “MNP LLP”

Toronto, Ontario

January 20, 2015